Exhibit 99.1

For Immediate Release

VERI-TEK INTERNATIONAL, CORP. ANNOUNCES NEW ORDERS AND

SECOND QUARTER RESULTS

WIXOM, MI. July 20 – Veri-Tek International, Corp. (AMEX: VCC) (“Veri-Tek” or the “Company”) announced today the receipt of three orders valued at approximately $5.4 million for the Company’s specialty machines. The Company has continued its success in marketing its driveline specialty machines to the Korean market. The Company has received an order for two driveline specialty machines from a major Korean auto supplier. The order is valued at approximately $1.6 million. The second order is for a line of diesel engine test stands for a major international diesel engine manufacturer and is valued at approximately $3.5 million. This order is the first phase of a potential $22 million 2.5 year program. The final order is from a domestic diesel engine manufacturer for a test stand and is valued at approximately $0.3 million. These orders are expected to ship in late 2005 and the first quarter of 2006. As of June 30, 2005 the Company’s backlog was approximately $9.4 million. At June 30, 2004 backlog was approximately $4.1 million. The Company expects to receive additional specialty machine orders in the near future.

Second Quarter Results

Revenue for the second quarter was $1.1 million, a decline of 46% from $2.1 million in the second quarter of 2004. The decline in revenue is principally due to early stage of production of the Company’s current projects. Gross margin for the second quarter declined to $0.15 million as compared to a gross margin of $0.7 million in the 2004 quarter. This reduction in gross margin is a direct result of the lower realized revenue in the Company’s specialty machine business. Research and development expenditures declined 53% to $0.2 million from $0.4 million in the 2004 period. This decline is due to the Company’s leveraging of past developments in current projects. Selling, general and administrative expenses (SGA) increased to $0.7 million from $0.6 million for the same period in 2004. This increase is primarily the result of increased personnel expenses due to the addition of executives and sales personnel in order to upgrade the Company’s staffing to execute its strategy.

Net loss for the quarter was $0.47 million as compared to a loss of $0.45 million in the 2004 period. On a per share basis, fully diluted loss was $0.10 per share as compared to a loss of $0.56 per share in 2004. These earnings per share figures were impacted by the number of shares outstanding. The diluted weighted average number of shares outstanding in the second quarter of 2005 was 4,875,000 as compared to 804,100 in 2004.

First Half Results

Revenue for the first half was $2.2 million, a decline of 55% as compared to $4.9 million in the same period of 2004. The decline in revenue is principally due to the timing of orders for the Company’s specialty machines. Gross margin for the second quarter was a loss of $0.1 million as compared to a gross margin of $1.7 million in the 2004 quarter. This reduction in gross margin is a direct result of the lower realized revenue in the Company’s specialty machine business as well as a change in the mix of machines sold. Research and development expenditures declined 64% to $0.4 million from $1.0 million in the 2004 period. This decline is due to the Company’s decision to leverage its past developments in current and future projects. Selling, general and administrative expenses (SGA) increased to $1.4 million from $1.1 million for the same period in 2004. This increase is primarily the result of increased and upgraded staffing as well as increased travel costs related to the booking of new orders in Korea.

Net loss for the first half of 2005 increased was $1.3 million as compared to a loss of $0.8 million in the 2004 period. On a per share basis, the loss was $0.34 per share as compared to a loss of $0.90 per share in 2004. These earnings per share figures were impacted by the number of shares outstanding. The weighted average number of shares outstanding for the first half of 2005 was 3,809,329 as compared to 804,100 in 2004.

Management Commentary

Commenting on the Company’s results, Todd Antenucci, President and COO of Veri-Tek stated, “The results for our second quarter were in line with our expectations given the lead-time in manufacturing machines and the level of our backlog. The loss in the second quarter was less than half of the loss in the first quarter. This improvement is the result of our over $9.0 million in 2005 bookings entering the production process. The 2005 bookings should result in significantly increased revenue in the second half of the year. During the second half of the year we will have more than 22 machines in various stages of manufacture, including our own driveline assembly line. This is a significant increase over 2004, which had bookings totaling only $3.6 million.”

Mr. Antenucci continued, “With our current backlog in our specialty machine business combined with our continued efforts in increasing our testing business, we believe the financial performance of the Company will continue to improve during the second half of the year.”

ABOUT VERI-TEK INTERNATIONAL

Founded in 1993, Veri-Tek designs, develops and builds specialty equipment for the automotive and heavy equipment industries utilizing patented and patent pending technology that identifies product defects and production problems early in our customers’ manufacturing process. The company also provides testing services for automotive driveline products and can manufacture certain products for the automotive industry via proprietary manufacturing methods.

SAFE HARBOR STATEMENT

Certain statements made by Veri-Tek International, Corp. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non- historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Veri-Tek’s public filings with the Securities and Exchange Commission. Veri-Tek does not intend or undertake any obligation to update any forward-looking statements.

For Additional Information:

David V. Harper

Veri-Tek International, Corp.

248.560.1000

VERI-TEK INTERNATIONAL, CORP.

STATEMENTS OF INCOME

(Unaudited, in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Net Sales	$2,117	$1,141	$4,868	$2,201
Cost of Sales	1,461	989	3,137	2,343

Gross margin	656	152	1,731	(142)
Research and Development Expenses	364	170	994	362
Selling, general and administrative expenses	599	727	1,104	1,413

Operating income (loss)	(307)	(745)	(367)	(1,917)
Other Income (expense), net	(377)	52	(722)	(2)

(Loss) from operations before income taxes	(684)	(693)	(1,089)	(1,919)
Income tax expense (benefit)	(232)	(219)	(369)	(634)

(Loss) on common shares	(452)	(474)	(720)	(1,285)

Basic (loss) per common share:	$(0.56)	$(0.10)	$(0.90)	$(0.34)
Diluted (loss) per common share:	$(0.56)	$(0.10)	$(0.90)	$(0.31)

Basic weighted average common shares outstanding	804,100	4,875,000	804,100	3,809,329
Diluted weighted average common shares outstanding	804,100	4,875,000	804,100	4,113,260

VERI-TEK INTERNATIONAL, CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2004	June 30, 2005
ASSETS

Current assets
Cash and cash equivalents	$6	$7,069
Accounts receivable, trade	1,743	1,641
Accounts receivable, other	4	2
Inventories	756	1,074
Cost and Estimated Earnings in Excess of Billings, net	2,097	536
Prepaid expenses and other assets	582	134

Total Current Assets	5,188	10,456
Property, plant and equipment, net	165	494
Other assets
Patents - net	4,476	4,365
Deferred tax asset	2,013	2,651
Loan Cost, net	—	34
Other	44	44

Total Other Assets	6,533	7,094

Total Assets	$11,885	$18,044

LIABILITIES AND EQUITY
Current liabilities
Revolving credit facility	6,960	—
Accounts payable	$937	$223
Accrued liabilities	407	59
Deferred revenue	203	601

Total Current Liabilities	8,508	884

Long Term Liabilities
Deferred tax liability	10	15
Subordinated Debt	7,175	—

Total Long Term Liabilities	7,185	15
Total Liabilities	15,694	899

Shareholders’ equity
Common stock, no par value, authorized 20,000,000 shares, issued 804,100 and 4,875,000 shares in 2004 and 2005, respectively	100	22,339
Retained earnings	(3,909)	(5,194)

Shareholders’ Equity	(3,809)	17,145

Liabilities and Shareholders’ Equity	$11,885	$18,044